* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Commission. The omitted portions, marked by "*", have been separately filed with the Commission.

                                    AGREEMENT
                                    ---------


This Development and License Agreement (the "Agreement"), dated as of July 1, 1999 (the "Effective Date"), is made by and between



TRIMERIS, INC., 4727 University Drive, Durham, North Carolina 27707 ("Trimeris") on the one hand, and



F. HOFFMANN-LA ROCHE LTD, Grenzacherstrasse 124, CH-4070 Basel, and

HOFFMANN-LA ROCHE INC., 340 Kingsland Street, Nutley, New Jersey 07110, USA on the other hand (collectively, "Roche")

BACKGROUND

      WHEREAS, Trimeris has discovered and is developing a series of proprietary compounds which act by binding to the glycoprotein GP 41 of the Human Immunodeficiency virus and may primarily be effective in the treatment of HIV infection as well as other human viral infection; and

      WHEREAS, Roche, through its divisions and/or subsidiaries, is engaged in the development, production and commercialization of pharmaceuticals; and

      WHEREAS, Trimeris and Roche desire to enter into a development and license agreement for the worldwide development and marketing of certain medical products for human use.

      NOW, THEREFORE, in consideration of the foregoing premises and the covenants and obligations set forth in this Agreement, the parties hereby agree as follows:

ARTICLE 1 - DEFINITIONS
-----------------------

1.1 "Adjusted Gross Sales" shall mean the gross sales amount invoiced by Roche, its Affiliates, or sublicensees for the Product to non-Affiliated third party purchasers less, to the extent such amounts are included in the amount of gross sales invoiced and not otherwise recovered, *.

1.2   "Affiliate" shall mean:
      a) an organization fifty percent (50%) or more of the voting stock of which is owned and/or controlled directly or indirectly by a party to this Agreement;

      b) an organization which directly or indirectly owns and/or controls fifty percent (50%) or more of the voting stock of a party to this Agreement; or

      c) an organization which is directly or indirectly under common control with a party to this Agreement through common share holdings.

      The term Affiliate shall not include Genentech, Inc., 1 DNA Way, South San Francisco, California, U.S.A., unless Roche, in its sole discretion, notifies Trimeris that Genentech shall be so considered an Affiliate and Genentech agrees in writing to be bound by the terms and obligations of this Agreement.

1.3 "Allowable Expenses" shall have the meaning as defined in Appendix A.

1.4 "Bulk Product" shall mean all bulk forms of the active ingredient of Product.

1.5 "Compound 1" shall mean T-20.

1.6 "Compound 2" shall mean T-1249 *.

1.7 "Compounds" shall mean all compounds covered by the Trimeris Patents listed in Appendix C including e.g. Compound 1, Compound 2, and *.

      Compounds shall include the salts and prodrugs of Compounds.

1.8 "COGS" shall have the meaning as defined in Appendix A.

1.9 "Development Costs" shall have the meaning as defined in Appendix A.

1.10 "FDA" shall mean the Food and Drug Administration in the USA and equivalent governmental agencies outside the USA.

1.11 "Field of Use" shall mean *.

1.12 "Finished Product" shall mean all finished , packaged final dosage units of Product.

1.13  "Initiation of First Phase III" shall mean *

1.14 "Information" shall mean any and all materials, trade secrets or other information related to the making, having made, using, offering for sale, selling or importing Product (including, without limitation, Technical Information and business information or objectives) which is disclosed by one party to the other party.

1.15 "Inventory Costs" shall have the meaning as defined in Appendix A hereto.

1.16 "Joint Invention" shall mean any invention (whether or not patentable) resulting from activities arising under this Agreement which is (a) conceived and reduced to practice by both parties during the Term of this Agreement or (b) conceived by both parties during the Term of this Agreement and reduced to practice, by either or both parties, within 24 months of the expiration or termination of this Agreement.

1.17 "Joint Patents" shall mean all Patents claiming Joint Inventions, and all Patents claiming Trimeris Inventions or Roche Inventions which relate to improvements or modifications of Compound 1 or Compound 2 the practice of which would infringe a Valid Claim of a Trimeris Patent.

1.18 "Launch of Product" shall mean the first date upon which a Product is shipped commercially by Roche to an independent third party in a country, after formal marketing approval in that country, including any required price approval, has been granted from the relevant authority in that country for that Product.

1.19 "NDA" shall mean a New Drug Application or Product License Application filed with the FDA, or its foreign equivalent, for approval to market and sell a drug or biological.

1.20 "Net Sales" shall mean the amount calculated by subtracting from Adjusted Gross Sales *

1.21  "Patents" shall mean:
      (a) patents and the patent applications relating to the subject matter of this Agreement, including

      (b) all patents arising from said applications and all patents and patent applications based upon or claiming the priority date(s) of any of the foregoing;

      (c) any additions, divisions, continuations, continuations-in-part, amendments, amalgamations, reissues and re-examinations of such applications or patents;

      (d) any confirmation, importation and registration patents thereof or therefore; and

      (e) any extensions and renewals of all such patents and patent applications in whatever legal form and by whatever legal title they are granted (e.g. supplementary protection certificates).

1.22 "Product" shall mean any pharmaceutical product which contains at least one of the Compounds. The term Product shall include Bulk Product, Semi-Finished Product and Finished Product. A "Product" may contain more than one active principle.

1.23 "Product 1" shall mean a Product containing at least Compound 1.

1.24 "Product 2" shall mean a Product containing at least Compound 2.

1.25  "Products" shall mean Product 1 and Product 2 and any other Product.

1.26 "Profit or Loss" shall mean the profit or loss from the sales of a Product in the USA and Canada and shall be defined as Adjusted Gross Sales of Product less Allowable Expenses.

      "Profit" shall mean an excess of such Adjusted Gross Sales over Allowable Expenses. "Loss" shall mean an excess of Allowable Expenses over such Adjusted

Gross Sales. Profit or Loss shall be calculated as defined in Appendix B.

1.27 "Regulatory Approval" shall mean the approval, license, registration or other authorization (including price approval) of the FDA within a particular country necessary for the commercial sale of the Product in said country.

1.28  *

1.29  "Roche Invention" means *

1.30 "Semi-Finished Product" shall mean all forms of the Product which are filled but not packaged.

1.31 "Technical Information" shall mean any and all technical data, information, materials including samples of Product, chemical manufacturing data, toxicological data and pharmacological data, clinical data, medical uses, formulations, specifications, quality control testing data, and all submissions and correspondence to and from the FDA with regard to Product made by or on behalf of Trimeris or its Affiliates, which is reasonably useful to enable Roche to make, have made, use, offer for sale, sell or import Product.

1.32 "Term of the Agreement" shall mean the time period set forth in Section 9.1 of this Agreement.

1.33  "Trimeris Invention" means *

1.34 "Trimeris Know-how" shall mean all know-how (including Technical Information) owned by or licensed (with the right to grant sublicenses) to Trimeris on the Effective Date or at any time during the Term of this Agreement, relating to the making, having made, using, offering for sale, selling and importing of a Compound and a Product.

1.35 "Trimeris Patents" shall mean (a) all Patents owned by or licensed (with the right to grant sublicenses) to Trimeris as of *. Such Trimeris Patents include all those patents and patent applications as set forth in Appendix C;and
(b) all Patents acquired by Trimeris after the Effective Date which Trimeris, in its sole discretion, and subject to Roche's agreement, chooses to include within the scope of this Agreement. Trimeris, from time to time, but not less than once a year during the Term of the Agreement shall, if there are any changes, update Appendix C and provide the updated Appendix C to Roche.

1.36 "Trimeris Proprietary Rights" shall mean *.

1.37 "Valid Claim" means a claim in any Trimeris Patent that has not been disclaimed, revoked or held invalid by a final unappealable decision of a court of competent jurisdiction, and which claim, if issued, is otherwise enforceable.


2.    GRANT OF RIGHTS
      ---------------

2.1 License Grant. Subject to a reserved right and license to Trimeris solely for the purpose of fulfilling its obligations under this Agreement, Trimeris grants Roche a worldwide, sole and exclusive right and license, with the right to sublicense (except as set forth in Sections 2.2 and 2.3), to make and have made, use, offer for sale, import and sell Compounds and Products under the Trimeris Proprietary Rights and Trimeris' part of the Joint Patents.

      The sole and exclusive license with regard to a Product hereunder shall become non-exclusive on a country-by-country basis at the later of *.

      Notwithstanding the foregoing, Trimeris shall have the right to grant licenses to third parties for Compounds and Products, other than Compound 1 and 2 and Product 1 and 2, for all indications outside the Field of Use. In the event that Trimeris has granted such licenses at the time when such Compounds start to be developed under this Agreement, the rights and licenses to Roche under this Agreement with regard to such Compounds and Products shall be limited to all indications within the Field of Use.

2.2 Sublicenses. Except as otherwise provided in Section 2.3 below, Roche shall have the right to sublicense the rights granted under Section 2.1 above to any given third party.

      If Roche grants a sublicense, all of the terms and conditions of this Agreement shall apply to the sublicensee to the same extent as they apply to Roche for all purposes. Roche assumes full responsibility for the performance of all obligations so imposed on such sublicensee and will itself pay and account to Trimeris for all payments due under this Agreement by reason of the operation of any such sublicenses.

2.3 Trimeris Rights of First Negotiation in the USA. Roche's rights to sublicense in the USA to any third party are subject to the prior written approval of Trimeris. Trimeris shall not unreasonably withheld such approval.
*

3.  DEVELOPMENT
    -----------

3.1 Cooperation. Roche and Trimeris will jointly develop the Product to obtain Regulatory Approval in the USA and Canada.

3.2 Joint Steering Committee. (a) Within twenty (20) days after the Effective Date, the parties shall form a Joint Steering Committee ("JSC"), consisting of an equal number of representatives from each of Roche and Trimeris, which equal number shall not exceed three (3). One of the three representatives of each party shall be a specialist in manufacturing. The JSC shall be chaired by a representative from Roche. The JSC shall have the following responsibilities:
(i) approve the annual development plans and related budgets for the worldwide development of the Product with a focus on Regulatory Approval in the USA, Canada and the EU ("Development Program"), (ii) monitor the Development Program and modifications thereto, including the assignment of contributions by the parties to the conduct of clinical trials and the responsibility for filings, interactions with the USA FDA and the appropriate time for transfer of regulatory responsibility to Roche; (iii) establish subcommittees and project teams on an as-needed basis; and (iv) undertake such other activities as may be agreed upon by the parties. The JSC shall meet at least twice per year, once in Europe and once in the USA.

      (b) To implement its policies, within forty (40) days after the Effective Date, the JSC shall establish a Development Project Team ("DPT") containing an appropriate number of representatives from Roche and Trimeris. The DPT will (i) prepare and submit to the JSC for approval the Development Program, and, (ii) under the oversight of the JSC, implement and monitor the Development Program, including submitting proposed modifications thereof to the JSC for its approval. The DPT shall be chaired by a Roche representative who shall direct the day-to-day operations of the DPT in implementing the Development Program.

      (c) The DPT will annually establish the Development Program, consisting of a development plan and a development budget for the development of the Product directed to the Regulatory Approval of the Product in the USA, Canada and the EU. The first version of the Development Program shall be submitted for approval by the JSC within sixty (60) days from the Effective Date.

      The JSC shall determine and agree which activities and costs shall be considered as pertaining to the Development Program and which are a priori incurred with the primary purpose of Regulatory Approval of the Product in the USA and Canada.

      The development plan shall be prepared on a Product-by Product and activity-by activity basis, for at least eight (8) calendar quarters in advance and shall be updated on a quarterly basis.

      A rolling development budget, per main development function and in USD will be derived from such development plan and shall identify manpower used, expressed as Full Time Equivalents ("FTE"), standard fully loaded FTE rates and costs to be incurred by each party, either internally or externally. The rolling development budget shall identify activities in each main development function, as detailed in Appendix A, in sufficient activity detail to allow an appropriate monitoring of expenses versus budget. The parties shall update the development budget on a quarterly basis and may revise it if changes in the Development Program so require it.

3.3   JSC Decisions.
      (a) Consensus. Decisions of the JSC regarding development of Product shall be made by consensus. If the JSC is unable to reach consensus on any development decision, the issue shall be submitted for consideration to the Head of the Pharmaceutical Division of Roche and to the Chief Executive Officer of Trimeris.

      (b) Lack of Consensus. In the event that the issue can not be resolved by the individuals named in subparagraph a) above, then

      (i) if such issue relates to the USA or Canada the issue must promptly be brought to an independent neutral expert selected by the parties or, if within thirty (30) days the parties are unable to agree upon an independent neutral expert, one selected by the American Arbitration Association, to determine whether such development commitment is reasonably necessary, consistent with prudent business practices, to obtain Regulatory Approval of the Product in the USA and Canada. Such determination shall include consideration of whether development or commercialization, directly or indirectly, would have a material adverse impact on the worldwide potential of Product from a business or scientific viewpoint. If the neutral expert determines that the commitment is reasonably necessary, then such activities shall be included within the Development Plan. If the neutral expert determines that the commitment is not reasonably necessary, then such commitment shall not be included within the Development Plan;

      (ii) if such issue relates to countries outside the USA or Canada, Roche shall have the final decision right.

3.4 Development Costs. (a)The Development Program shall be the reference for sharing Development Costs ("DC"). DC incurred in connection with the Development Program shall be shared equally between the parties, * .

      (b) The parties shall conduct the Development Program in accordance with annual budgets and shall share DC provided that they relate to activities which have been planned for and budgeted in the development plans and development budgets of the Development Program according to the Regulatory Approval submission purpose as determined by the JSC.

      (c) DC incurred by the parties and directed solely and exclusively to the Regulatory Approval of the Product outside the USA and Canada shall remain the sole cost of Roche.*

      (d) In the case of i) activities or costs which have not been planned and budgeted but have actually been incurred by a party or ii) actual costs of planned activities which have significantly exceeded (more than 10 %) the amount budgeted, the JSC shall decide whether and/or how such additional costs shall be shared between the parties.

      (e) Notwithstanding the above, the parties shall share Development Costs incurred after the Effective Date, e.g. payments made after the Effective Date shall be shared to the extent they relate to activities performed after the effective date and payments made before the Effective Date shall be shared to the extent they cover activities performed after the Effective Date.

      (f) The reporting and settlement of DC shall be as set forth in Appendix
A. Reports provided to Roche shall be sent to:
            F. Hoffmann-La Roche Ltd
            Department PFD
            CH-4070 Basel, Switzerland

      or to any other address that Roche may advise in writing.

      Reports provided to Trimeris shall be sent to:

            Trimeris, Inc.
            47827 University Drive
            Durham, NC 27707
            Attn: Timothy J. Creech, Director of Finance

      or to any other address that Trimeris may advise in writing.

      (g) All Development Costs payable to a party under this Agreement shall be payable in USD by wire transfer to a bank account designated by the party.

3.5 Audit. The parties shall maintain and cause the third parties acting for their account to maintain books of account and complete and accurate records pertaining to the DC in sufficient detail to permit to confirm the correct calculation of DC.

      At a party's ("Auditing Party") request, the other party ("Audited Party") will cause its independent certified public accountants to prepare abstracts of its's relevant business records for review by the Auditing Party. If, based upon a review of such abstracts, the Auditing Party reasonably believes that a full audit of said business records would be necessary for the confirmation of the accuracy of all payments due hereunder, the Auditing Party shall have the right to engage the Audited Party's independent public accountant to perform, on behalf of the Auditing Party, an audit of all work papers and supporting documents pertinent to such abstracts.

      Such auditing shall not be requested to be performed more frequently than once per calendar year nor more frequently than once with respect to records covering any specific period of time, shall be performed upon no less than thirty (30) days prior written notice to the Audited Party, during the Audited Party's normal business hours and shall not commence later than three (3) years following the end of the period requested to be audited.

      The Auditing Party will bear the full cost of the preparation of abstracts and any such audit unless such abstracts or audit discloses an underpayment to the auditing party of more than five percent (5%) from the amounts paid. The Audited Party shall (1) promptly pay any underpayment due the Auditing Party and, (2) if the underpayment due to the auditing party is more than five percent (5%) of the amount paid, bear the full reasonable cost of such audit. Any overpayment by the Audited Party shall be deducted from the next payment due the Auditing Party under Section 3 of this Agreement or, if no such further payments are due promptly reimbursed by the Auditing Party.

      The failure of a party to request verification of any calculation of DC during the period when records have to be retained shall be considered acceptance of the accuracy of such reporting by such party.

      The terms of this Section 3.5 shall survive the term of this Agreement for a period of three (3) years.

3.6. Due Diligence. Roche shall use best efforts consistent with prudent business practices to develop Product 1 and Product 2 or any other Products the parties agree shall be developed hereunder and obtain and maintain necessary governmental approval to market these Products. Trimeris shall use best efforts consistent with prudent business practices to perform its development activities defined hereunder. "Best efforts" with regard to Roche shall mean the standard of effort consistent with the efforts major pharmaceutical companies devote to significant general practice products of similar market potential derived from internal research programs. "Best efforts" with regard to Trimeris shall mean the standard of effort consistent with the efforts established public biotech companies devote to significant general practice products of similar market potential derived from internal research programs.

3.7 IND. Prior to the transfer of the IND in the USA to Roche, Roche shall receive copies of all material correspondence with the FDA and shall have the right to be present at all meetings with the FDA related to Products. Beginning at the time of transfer of ownership of the IND to Roche, Roche shall be primarily responsible with Trimeris' assistance for all regulatory affairs in the USA and Canada. In addition, Trimeris shall either transfer ownership of, or provide Roche with letters of access to, any drug master files or other regulatory dossiers containing information necessary or useful to Roche in connection with its regulatory filings for Product, with the choice between transfer or providing letters of access to be made in the discretion of

Trimeris.

      After the transfer of the IND in the USA to Roche, Trimeris shall receive copies of all material correspondence with the FDA and shall have the right to be present at all meetings with the FDA related to Products.

3.8 NDA. The NDA for Product shall be owned by Roche or its Affiliates and filed by Roche or its Affiliates.

3.9 Data. All data generated on account of the Development Program shall be owned jointly by Roche and Trimeris and shall not be provided to any third party without the consent of both parties.

3.10 Withholding Tax. With respect to Development Costs, each party will remit payments to the other party due under this Article 3 without deduction of any withholding taxes which may otherwise be due, provided, however, that to the extent that the tax burden of Trimeris is not encreased, Roche shall be entitled to the extent required under the tax law of a given country, withhold such withholding taxes from any such sum and forthwith upon paying such sum to the given countries' tax authorities promptly furnish Trimeris with the receipt thereof in respect of the same. The parties agree to cooperate in all respects necessary to (a) take advantage of reduced withholding tax rates available under any applicable tax treaties, and (b) assist Trimeris in obtaining any refunds for Trimeris of amounts withheld and paid to tax authorities.

4.  SUPPLY AND MANUFACTURING
    ------------------------

4.1 *.

4.2 Supply Price. Supply of (i) clinical material shall be at Manufacturing Cost

("MC") as defined in Appendix A and (ii) commercial material shall be at COGS.

4.3 Manufacturing/Supply Agreement. In due time but not later than six (6) months after the Effective Date, the parties shall discuss in good faith and conclude a manufacturing/supply agreement for Products.

4.4 Finished Product Specifications - The Development Project Team will define one set of specifications for the Finished Product and its manufacturing process that will allow Regulatory Approval of Product (according to existing practice and/or guidelines) in the USA and major European countries. In the case that there exists no such practice or guidelines, these specifications will be based upon best guidance from the FDA in the USA and major European countries. Such specifications will be presented to the JSC for approval as part of the Development Plan and be pursued globally for the registration of Product.

The production of Finished Product, meeting the aforementioned specifications must be deemed by the JSC to be sufficient to meet reasonable worldwide commercial requirements defined in the forecasts for Product as approved by the JSC prior to filing for regulatory approval.

5.  COMMERCIALIZATION
    -----------------

5.1 Due Diligence. Roche shall use best efforts consistent with prudent business practices to market and sell Product 1 and Product 2 and any other Products the parties agree to commercialize hereunder in all major countries of the world (i.e., USA, Japan, Germany, France, Italy, United Kingdom, Canada and Brazil). Best efforts for Roche under this Section 5.1 shall mean the standard of effort consistent with the efforts major pharmaceutical companies devote to significant general practice products of similar market potential derived from internal research programs.

      Trimeris shall use best efforts consistent with prudent business practices to fulfil its obligations under the commercialization phase of the Products in the USA and Canada. Best efforts for Trimeris under this Section 5.1 shall mean the standard of effort consistent with the efforts established public biotech companies devote to significant general practice products of similar market potential derived from internal research programs.

5.2 Marketing and Promotion. While Roche retains sole responsibility and right to make decisions for the marketing and promotion of Product outside of the USA and Canada, the contribution of Trimeris to marketing in the USA and Canada are reflected in Appendix D.

5.3 Trademarks. Roche shall own the trademarks for a given Product and Roche shall bear the cost of obtaining and maintaining such trademarks.

5.4 Use of the Trimeris Name. The packaging and promotional materials for the Products marketed by Roche and/or Roche's sublicensees shall identify Trimeris as licensor. If only one name is allowed to be in any specific item of packaging or promotional material pursuant to governmental laws or regulations, then Roche may use its name alone on such item, without identifying Trimeris as licensor.

6.  CONSIDERATION
    -------------

6.1   Development Payments.
      ---------------------

      (a) Development Fee. Roche shall pay to Trimeris a development fee as contribution for past development costs of ten million USD (10,000,000) within ten (10) days following the Effective Date and receipt of an invoice from Trimeris. Such fee shall be nonrefundable and noncreditable.

      (b) Product 1. Roche shall make the following non-refundable payment(s) to Trimeris within thirty (30) days after (i) the first achievement of the respective event(s) set forth below for Product 1 and (ii) receipt of an invoice from Trimeris:

*

      (c) Product 2. Roche shall make the following non-refundable payment(s) to Trimeris within thirty (30) days after (i) the first achievement of the respective event(s) set forth below for Product 2 and (ii) receipt of an invoice from Trimeris:

*

      (d)   *

      (e) Reduction of Manufacturing Costs. Roche shall make the following non-refundable payment(s) to Trimeris within thirty (30) days after (i) the first achievement due to Trimeris of the respective event(s) set forth below for Product 1 and (ii) receipt of an invoice from Trimeris:

*

      (f) Withholding Tax. When due and payable, Roche will remit each of the above payments under Section 6.1 to Trimeris without deduction of any withholding taxes which may otherwise be due, provided, however, that to the extent that the tax burden of Trimeris is not increased, Roche shall be entitled to the extent required under the tax law of a given country, to withhold such withholding taxes from any such sum and forthwith upon paying such sum to the given countries' tax authorities promptly furnish Trimeris with the receipt thereof in respect of the same. The parties agree to cooperate in all respects necessary to (a) take advantage of reduced withholding tax rates available under any applicable tax treaties, and (b) assist Trimeris in obtaining any refunds for Trimeris of amounts withheld and paid to tax authorities.

6.2   Payments - USA and Canada.
      (a) Profit or Loss from sales for each of the Products in the USA and Canada shall be calculated on a country by country basis and on the basis of the Profit and Loss statement which is attached hereto as Appendix B. Within sixty
(60) days from the first filing of a Product NDA in the USA or Canada the parties shall meet and agree on the details relating to the definition, calculation, accounting of the elements of Allowable Expenses and reporting, currency conversion, payment timeframe and other reimbursement procedures of Profit and Loss.

      (b) Profit or Loss from sales of Product in the USA and Canada shall be equally shared between the parties, *.

      (c) Duration. The duration of payments under Section 6.2 in the USA and Canada shall on a country by country basis continue for the longer of *

      (d) Milestones on Sales for Product 1. If Net Sales of Product 1 in the USA and Canada exceed *, Roche shall pay Trimeris *. Payment shall be made within ninety (90) days after the end of the last month of the twelve months period. Such payment shall only be due once for Product 1.

      (e) Milestones on Sales of Product 2. If Net Sales of Product 2 in the USA and Canada exceed *, Roche shall pay Trimeris *. If Net Sales of Product 2 in the USA and Canada exceed *, Roche shall pay Trimeris *. Payments shall be made within ninety (90) days after the end of the last month of the twelve months period. Such payments shall only be due once for Product 2 and shall in no case exceed a total of *.

      (f) No Milestones on Sales of Products other than Product 1 and 2. No milestones shall be due by Roche to Trimeris on Net Sales of any Product other than Product 1 and 2.

6.3   Payments - Outside the United States and Canada.
      ------------------------------------------------

      (a) Royalties for Product 1 and 2. For sales of Product 1 and 2 in all countries outside the USA and Canada, Roche shall pay Trimeris a royalty of (i)
* for that portion on Net Sales of Product outside the USA and Canada up to and including * and (ii) * for that portion on Net Sales of Product outside the USA and Canada above * ("ex-US Royalties").

      (b) Royalties for Products other than Product 1 and 2. For sales of Products other than Product 1 and 2 in all countries outside the USA and Canada, Roche shall pay Trimeris a royalty of (i) * for that portion on Net Sales of Product outside the USA and Canada up to and including * and (ii) * for that portion on Net Sales of Product outside the USA and Canada above * ("ex-US Royalties").

      (c) Report. Within ninety (90) days after the end of each calendar quarter, Roche shall provide Trimeris with a report of Net Sales of Product sold by Roche in countries outside the USA and Canada for that calendar quarter and compute the amount of royalties owed by Roche to Trimeris under this Section
6.3. Payment of such royalties shall accompany this report.

      (d) Duration. The duration of payment of royalties under this Section 6.3 in a country shall continue for the longer of *.

      (e) Third party Entry Outside the United States and Canada. If, in a country outside the USA and Canada, in any calendar quarter one or more third parties other than an Affiliate or sublicensee of Roche achieves market penetration which, with respect to a third product (and all formulations thereof) containing the same Compound (including acids, salts or esters thereof) as found in the given Product, cumulatively amounts to more than a * market share in such country of units of such product as determined on a unit basis in such calendar quarter, the ex-US Royalties otherwise due from Roche to Trimeris under this Section 6.3 shall be reduced by *. In the event such third party market share shall exceed *, the reduction of Royalties due from Roche shall be
*.

      (f) Milestone on Sales of Product 1 and 2 If combined Net Sales of Product 1 and 2 outside the USA and Canada exceed *, Roche shall pay Trimeris *. Payment shall be made within ninety days after the end of the last month of the twelve months period. Such payment shall only be due once. No milestone shall be due on sales of any Product other than Product 1 and 2.

      (g) Royalty Cap If the sum of (i) COGS of Finished Product plus (ii) royalties to Trimeris are superior to * of the Net Sales of such Product outside the USA and Canada, the royalty for such Product to Trimeris shall be reduced such that the above-mentioned sum is reduced to * of the above-mentioned Net Sales, however in no case shall the royalty rate applicable be lower than * and
* respectively for Product 1 and 2 and * and * respectively for any Product other than Product 1 and 2. The royalty cap shall only apply in a calendar year in which the Net Sales of the respective Product outside the USA and Canada are lower than *.

6.4 Withholding Tax. All payments under Sections 6.2 and 6.3 shall be made in full without deduction of taxes, charges and any other duties ("Taxes") that may be imposed, provided, however, that Roche shall to the extent required under the tax law of a given country, withhold such Taxes from any such sum and forthwith upon paying such sum to the given countries' tax authorities promptly furnish Trimeris with the receipt thereof in respect of the same. The parties agree to cooperate in all respects necessary to (a) take advantage of reduced withholding tax rates available under any applicable tax treaties, and (b) assist Trimeris in obtaining any refunds for Trimeris of amounts withheld and paid to tax authorities.

6.5 Third Party Payments outside the USA and Canada. If Roche, in good faith, pays consideration under patent rights or know-how owned or controlled by a party other than Trimeris, which in Roche's opinion, is reasonably required to allow Roche to make, have made, use, import, offer for sale or sell Product in a given country, Roche may deduct * of such consideration from the royalty payments payable by Roche to Trimeris under this Agreement.

      Trimeris shall be solely responsible for all royalties and other payments that may be due or payable by it to a third party, during the Term of this Agreement, including any payments that may become due under agreements entered into subsequent to the Effecitve Date. Subject to the provisions of 8.4, Roche shall reimburse such payments made by Trimeris which are reasonably required to make, have made, use, import, offer for sale or sell Product in a given country provided that Roche may deduct * of such reimbursement from the royalty payments payable by Roche to Trimeris under this Agreement

      However, in no event shall any such royalty payment to Trimeris be reduced by more than * in any quarter as a result of such consideration, with any amounts not utilized as a result of such limitation ("Unutilized Amounts") being carried forward to future reporting periods. Within thirty (30) days after the end of the Term of the Agreement for a given country, Trimeris shall reimburse Roche for an amount equal to the cumulative Unutilized Amounts for such country, however, in no case shall the payment of the cumulative Unutilized Amounts reduce the total royalty otherwise due in that country by more than *.

6.6 Royalties Due Once. Sales of Product between and among Roche, its

Affiliates and its sublicensees shall not be subject to a royalty. The obligation to pay royalties to Trimeris under this Agreement is imposed only once with respect to the same unit of Product.

6.7 Combination Products. For any product containing both a pharmaceutically active agent which causes it to be considered a Product and one or more other pharmaceutically active agents which are not Products ("Combination Product"), the parties shall in good faith negotiate and agree to an appropriate adjustment to the Net Sales to reflect the relative contribution of each Product and each other pharmaceutically active agent which is not a Product to the Combination Product. If, after good faith negotiations (not to exceed ninety (90) days, which can be extended by mutual agreement), the parties can not agree to an appropriate adjustment, Net Sales shall be equal to Net Sales of the Combination Product multiplied by a fraction, the numerator of which is the reasonable fair market value of the Compounds contained in the Combination Product and the denominator of which is the reasonable fair market value of all pharmaceutically active agents contained in the Combination Product.

6.8 Currency. All amounts payable to Trimeris under this Agreement shall be payable in USD by wire transfer to a bank account designated by Trimeris. When calculating the Adjusted Gross Sales, the amount of such sales in foreign currencies shall be converted into CHF as computed by Roche in its Swiss Francs sales statistics for the countries concerned, using the average rate of exchange at the time for such currencies as retrieved from the Reuters System. When calculating the royalties on Net Sales, such conversion shall be at the average rate of CHF to USD as retrieved from the Reuter's System for the applicable period.

6.9 Blocked Country. If at any time a Product is sold in a country in which conditions or legal restrictions exist which prohibit remittance of USD or CHF ("Blocked Country") the following provisions shall apply to the payment of the corresponding royalty, depending on where the Product is made:

      (a) If such Product is made in the same or another Blocked Country, Roche shall make such royalty payment by depositing the amount thereof in the currency of the country of sale or manufacture, at Trimeris's election, to Trimeris's account in a bank designated by Trimeris in such country.

      (b) If such Product is made in a country which is not a Blocked Country, then a "number" shall be obtained by multiplying the applicable royalty rate by the price at which the Product is sold to the entity selling in the Blocked Country. Roche or its Affiliate (i) shall pay that "number" to Trimeris as converted to USD in accordance with Section 6.8, and (ii) shall deposit the excess of the applicable royalty over the "number", in the currency of the country of sale of the Product, to Trimeris's account in a bank designated by Trimeris in such Blocked Country.

6.10 Audit. Roche shall keep, and shall require its Affiliates and sublicensees to keep, accurate and correct records of Products sold under this Agreement appropriate to determine the amounts due hereunder to Trimeris. Such records shall be retained for at least three (3) years following the end of the calendar year to which such records pertain.

      At Trimeris request, Roche will cause its independent certified public accountants to prepare abstracts of Roche's relevant business records for review by Trimeris. If, based upon a review of such abstracts, Trimeris reasonably believes that a full audit of said business records would be necessary for the confirmation of the accuracy of all payments due hereunder, Trimeris shall have the right to engage Roche's independent public accountant to perform, on behalf of Trimeris, an audit of all work papers and supporting documents pertinent to such abstracts.

      The audit rights under this Agreement may be exercised by Trimeris (i) no more often than once per calendar year, (ii) not more frequently than once with respect to records covering any specific period of time, and (iii) within three
(3) years after the payment period to which such records relate. The audit shall be performed upon no less than thirty (30) days prior written notice to Roche, during Roche's normal business hours. The terms of this Section 6.10 shall survive the Term of the Agreement for a period of three (3) years.

      Trimeris will bear the full cost of any such abstracts or audit unless such audit discloses an underpayment to Trimeris of more than five percent (5%) from the amounts paid. Roche shall promptly (i) pay any underpayment due to Trimeris and, (ii) if the underpayment is more than five percent (5%) of the amount paid, Roche shall bear the full reasonable cost of such audit. Any overpayment by Roche shall be deducted from the next payment due Trimeris under
Section 6 of this Agreement or, if no such further payments are due, promptly reimbursed to Roche by Trimeris.

6.11 Mechanism for Adjustment. Should any amount such as reductions, credits or deductions otherwise allowable to Roche for a country under this Agreement not be utilized by Roche upon the termination of this Agreement, then Trimeris shall promptly reimburse Roche for the allowable amount.

7.  INFORMATION
    -----------

7.1 Exchange. Following the Effective Date, Trimeris shall make available to Roche all Trimeris Proprietary Rights which have not been disclosed to Roche until the Effective Date.

      During the Term of the Agreement, the parties will, free of charge, exchange and, to this end, the parties shall establish a mechanism by which the parties will share, Information necessary for the parties to meet their obligations under this Agreement.

      In particular, a party shall, to the extent it is legally permitted to do so, exchange all information coming into its possession or control, or its representatives or Affiliates possession or control, relating to formulation, manufacture, improvement, use and sale of Product, including any such information consisting of technical, pharmacological, preclinical, clinical, biochemical, toxicological and pharmacokinetic experimental data and results related to Product. Each party shall also permit a reasonable number of representatives of the other party or its Affiliates, at reasonable time and upon reasonable notice, to observe, review, make copies of, and/or discuss with the party or its Affiliate's scientists and/or clinicians supervising or conducting research related to Product, the results of studies and/or submissions to governmental agencies concerning Products, at mutually agreeable times and locations. Each party shall also permit a reasonable number of representatives of the other party or its Affiliates, at reasonable time and upon reasonable notice, to observe, review, make copies of, and/or discuss with its or its Affiliate's scientists supervising or conducting manufacture of Product or third party scientists supervising or conducting manufacture on behalf of it, at mutually agreeable times and locations.

7.2 Information. During the Term of the Agreement and for five (5) years after termination, a Receiving party shall a) treat Information provided by a Disclosing party as it would treat its own information of a similar nature and take all reasonable precautions not to disclose such Information to third parties except Affiliates or actual or potential sublicensees who agree to be bound by the same terms and conditions as found in this Article 7, without the other party's prior written authorization and b) not use such Information for other than the purposes of fulfilling its obligations under this Agreement.

      The provisions of this Section 7.2 shall not apply to such Information which:

      (a) was known or used by the Receiving party or its Affiliates prior to its date of disclosure to the Receiving party or its Affiliates by the Disclosing party or its Affiliates, as evidenced by the prior written records of the Receiving party or its Affiliates; or

      (b) either before or after the date of the disclosure to the Receiving party or its Affiliates, is lawfully disclosed to the Receiving party or its Affiliates by a third party rightfully in possession of such information; or

      (c) either before or after the date of the disclosure to the Receiving party or its Affiliates, becomes published or generally known to the public through no fault or omission on the part of the receiving party or its Affiliates, but such inapplicability applies only after such information is published or becomes generally known; or

      (d) is independently developed by the Receiving party or its Affiliates without reference to or reliance upon any such information of the Disclosing party or its Affiliates; or

      (e) is required to be disclosed by the Receiving party or its Affiliates to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that, the Receiving party or its Affiliates provides prior written notice of such disclosure to the Disclosing party or its Affiliates and, to the extent practicable, takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

7.3 Publications. During the Term of the Agreement, the following restrictions shall apply with respect to disclosure by any party of Information in any publication or presentation (collectively "Publications"):

      (a) A party ("Publishing party") shall provide the other party with a copy of any proposed Publication at least forty-five (45) days or less if agreed by both parties within the DPT prior to submission for publication so as to provide such other party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Information disclosed by the other party to the Publishing party in accordance with the requirements of this Agreement . The incorporation of such recommended changes shall not be unreasonably refused; and

      (b) If such other party notifies ("Notice") the Publishing party in writing, within forty-five (45) days of receipt of the copy of the proposed Publication, that such Publication in its reasonable judgment (i) contains an invention, solely or jointly conceived and/or reduced to practice by the other party, for which the other party reasonably desires to obtain patent protection or (ii) could be expected to have a material adverse effect on the commercial value of any Information disclosed by the other party to the Publishing party, the Publishing party shall prevent such publication or delay such publication for a mutually agreeable period of time. In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on the Invention, and in no event less than one hundred and eighty (180) days from the date of Notice. In the event the parties do not agree as to whether such Publication (i) contains an invention, solely or jointly conceived and/or reduced to practice by the other party, or
(ii) could be expected to have a material adverse effect on the commercial value of any Information disclosed by the other party to the Publishing party, either party may submit the matter to arbitration generally in accordance with the procedures set forth in Article 11 of this Agreement.

7.4 Exceptions. The restrictions set forth in this Article 7 shall not prevent either party from (i) preparing, filing, prosecuting or maintaining a patent application or its resulting patents related to the making, having made, using, offering for sale, selling or importing of Product, (ii) disclosing Information provided by the Disclosing party to persons working on behalf of the Receiving party or to governmental agencies, to the extent the Receiving party reasonably believes is required or desirable to secure any government approval for the development, manufacture, marketing or sale of Product, or (iii) upon imminent approval or actual approval for Regulatory Approval by a governmental agency in a country of a drug application on Product, disclosing Information to the extent reasonably necessary to promote the use and sale of Product in the country.

7.5 Adverse Events. Roche shall be responsible for reporting to the appropriate regulatory authorities all adverse events related to the use of the Products worldwide, except that prior to the time Trimeris transfers the IND to Roche, Trimeris shall be responsible for the reporting of such adverse events in the USA. Adverse events related to the use of the Products worldwide shall be recorded in Roche's standard database and during the development the parties will coordinate their efforts to assure that all adverse events are reported properly.

8.  PATENTS
    -------

      8.1   Ownership of Technology.
      (a) Trimeris Proprietary Rights. Subject to Section 8.1(b), ownership of Trimeris Proprietary Rights and other intellectual property owned or controlled by Trimeris shall remain vested at all times in Trimeris.

      (b) Joint Patents. Ownership of Joint Patents shall be vested jointly in Trimeris and Roche.

8.2.  Patent Filing, Prosecution and Maintenance.
      (a) Trimeris Patents. Subject to Section 8.2(b) and the further provisions of this Section 8.2(a), Trimeris agrees to (i) prepare, file, prosecute and maintain all Trimeris Patents in such countries as may be determined by the parties, (ii) consult with Roche as to the preparing, filing, prosecuting and maintaining of such patent applications and patents, and (iii) furnish to Roche copies of all significant documents relevant to any such preparation, filing, prosecution or maintenance. Trimeris shall furnish such documents and consult with Roche in sufficient time before any action by Trimeris is due to allow Roche to provide comments thereon, which comments Trimeris shall consider. Trimeris shall bear all costs and expenses for preparing, filing, prosecuting and maintaining such patents and patent applications. Roche shall cooperate, in all reasonable ways and at Trimeris' cost, in connection with the preparing, filing, prosecuting and maintaining TrimerisPatents, each party to absorb its own expenses related thereto. Should Trimeris decide that it does not desire to file, maintain or prosecute any Trimeris Patent in one or more countries, it shall promptly advise Roche thereof and, at the request of Roche, Trimeris shall (i) in the case of Trimeris patents which are owned by Trimeris, assign to Roche its rights in and to such patent or patent application in such country or countries, or (ii) in the case of Trimeris patents which are licensed, provide Roche with such rights to prosecute and maintain such patent or patent application asmay be permitted, and Roche will thereafter file, prosecute and/or maintain the same at Roche's own cost, to the extent that Roche desires to do so.

      (b) Joint Invention, Trimeris Inventions and Roche Inventions. As soon as a party concludes that it wishes to file a patent application claiming a Joint Invention, Trimeris Invention and Roche Invention, it shall immediately inform the other party. The party also will provide the other party with the determination of inventors and a copy of a draft specification, if any, and the scope of claims as early as possible. Unless otherwise agreed, Roche agrees to
(i) prepare, file, prosecute and maintain such priority patent application, corresponding foreign patents, and resulting patents, (ii) consult with Trimeris as to the preparing, filing, prosecuting and maintaining of such patent applications and resulting patents, and (iii) furnish Trimeris with copies of all documents relevant to any such preparation, filing, prosecution or maintenance. Unless agreed otherwise, the filing party shall furnish such documents and consult with the other party in sufficient time before any action by the filing party is due to allow the other party to provide comments thereon, which comments the filing party shall consider. All external costs and expenses for preparing, filing, prosecuting and maintaining such patent applications and resulting patents in the USA and Canada shall be equally shared by the parties. All external costs and expenses for preparing, filing, prosecuting and maintaining such patent applications and resulting patents in the countries other than the USA and Canada, shall be borne by Roche. Either party shall bear its internal costs. On request of the party performing the filing, the other party will cooperate, in all reasonable ways, in connection with the preparing, filing, prosecuting and maintaining of such patent applications and resulting patents. Should the filing party decide that it does not desire to file, maintain or prosecute a patent or patent application claiming a Joint Invention, Trimeris Invention or Roche Invention in one or more countries, it shall promptly advise the other party thereof and, at the request of the other party, the filing party shall assign to the other party its rights in and to such patent or patent application in such country or countries, and the other party will thereafter file, prosecute and/or maintain the same at the other party's own cost, to the extent that the other party desires to do so.

8.3 Infringement by Third parties.
    ------------------------------

      (a) Notification. Each party shall promptly notify the other in writing of any alleged or threatened infringement of the Trimeris Patents and Joint Patents, of which it becomes aware.

      (b) Trimeris Patents. Trimeris shall have the right, but not the obligation, to bring, at Trimeris's expense and in its sole control, an appropriate action against any person or entity infringing a Trimeris Patent directly or contributorily. If Trimeris does not bring such action within ninety
(90) days (forty five (45) days in the case of an action brought under the Hatch-Waxman Act (or any foreign equivalent)) of notification thereof to or by Roche, Roche shall have the right, but not the obligation, to bring at Roche's expense and in its sole control, such appropriate action. The party not bringing an action under this paragraph (b) shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such party shall cooperate fully with the party bringing such action.

      (c) Joint Patents. With respect to third party infringement of Joint Patents, the parties shall confer and take such action, and allocate expenses and recoveries in such manner, as they may agree. In the absence of agreement within ninety (90) days of notification thereof, Roche shall have the right, but not the obligation, to bring, at Roche's expense and in its sole control, an appropriate action against any person or entity infringing a Joint Patent directly or contributorily. Trimeris shall have the right to be fully informed regarding any litigation brought thereunder by Roche, including the status of any settlement activity. Notwithstanding anything herein to the contrary, should a party receive a certification for a Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended, or its equivalent in a country other than the United States of America, then such party shall immediately provide the other party with a copy of such certification. Trimeris shall have thirty (30) days from date on which it receives or provides a copy of such certification to provide written notice to Roche ("H-W Suit Notice") whether Trimeris will bring suit, at its expense, within a forty-five (45) day period from the date of such certification. Should such thirty (30) day period expire without Trimeris bringing suit or providing such H-W Suit Notice, then Roche shall be free to immediately bring suit in its name.

      (d) Costs and Awards. The party which is not in control of any action brought pursuant to Section 8.3(b) or (c) may elect to contribute fifty percent (50%) of the costs of litigation against such third party infringer, by providing written notice to the controlling party within ninety (90) days after such action is first brought. If the non-controlling party elects to bear fifty percent (50%) of such litigation costs, it shall receive fifty percent (50%) of any damage award or settlement resulting from such action. If the non-controlling party does not elect to share such litigation costs, it shall not participate in any damage award or settlement resulting from such action.

      (e) Settlement; Allocation of Proceeds. Neither party shall settle a claim brought under this Section 8.3 without the consent of the other party. In the event of any recovery of monetary damages from the third party, whether such damages result from the infringement of Trimeris Patents or Joint Patents, such recovery shall be allocated first to the reimbursement of any expenses incurred by the parties in the litigation under this Section 8.3 (including, for the purpose, a reasonable allocation of internal counsel and other expenses), and thereafter as provided in Section 8.3 (d). If the amount recovered from the third party is less than the aggregate expenses of the parties incurred in connection with such litigation, the recovery shall be shared pro rata between Trimeris and Roche in proportion to their respective expenses.

8.4 Infringement of Third party Rights. In the event that a third party at any time provides notice to, or commences an action, suit or proceeding against, a party or such party's Affiliates, sublicensees or distributors, claiming infringement of the third party's patent rights or copyrights or unauthorized use or misappropriation of its technology, based upon an assertion or claim arising out of the making, having made, using, offering for sale, selling or importing of a Product, such party shall promptly notify the other party. Neither party may settle such claim or action without the consent of the other party. The parties shall also discuss how the expenses and any recoveries from such action should be treated. If the parties do not reach agreement, Roche shall make the final decision at its own discretion and expenses.

9.  TERM AND TERMINATION
    --------------------

9.1 Term. The Term of the Agreement shall commence on the Effective Date and, unless sooner terminated as provided in this Article, expire on a country-by-country basis on the expiration of Roche's payment obligations set forth in Sections 6.2 and 6.3.

      After expiration, Roche shall have a fully paid up non-exclusive license under Trimeris Proprietary Rights, on a country-by-country basis.

9.2 Termination. Roche shall have the right to terminate this Agreement on a country-by-country basis and on a Product-by-Product basis by providing Trimeris with the following prior written notice:

      *

Termination shall be effective at the end of the applicable notice period.

9.3 Material Breach. In the event of a material breach of this Agreement by either party, the non-breaching party shall have the right to terminate this Agreement by providing written notice of such breach to the breaching party, specifying the nature of such breach ("Breach Notice"). The non-breaching party shall thereupon have the right to terminate this Agreement immediately upon written notice if the breaching party fails to cure such breach within sixty
(60) days after receipt of the Breach Notice.

9.4   Effect of Termination.
      ----------------------

      (a) By Roche without cause. Termination of this Agreement by Roche under
Section 9.2 shall not relieve either party of the performance of any obligations incurred or payments i) due prior to the effective date of termination, ii) which are uncancellable, and iii) in accordance with the budget previously approved by the JSC.Notwithstanding the foregoing, if Roche terminates the Agreement with regard to a Product, Roche shall continue to contribute to the costs for the completion of any clinical trials of such Product if (i) such trial commenced prior to giving the termination notice, (ii) such costs are incurred after the effective date of termination, with the proviso that Roche's participation shall also be limited to the costs related to those patients already enrolled in the study at the time of giving the termination notice.

      In the event of termination of this Agreement by Roche under Section 9.2, with regard to such country or Product (i) all licenses granted by Trimeris to Roche shall terminate, (ii) at the request of Trimeris, Roche shall assign to Trimeris all regulatory filings, regulatory approvals and clinical data owned and controlled by Roche relating to Products, or, if such assignment is not legally permissible, grant Trimeris the right to access, use and cross reference such filings, approval and data, and (iii) Roche shall, at its discretion, assign to Trimeris all rights in or grant to Trimeris a royalty free exclusive license to the trademarks referred to in Section 5.3.

      In the event that Trimeris requests the assignment of any regulatory filings, regulatory approvals or clinical data pursuant to subsection 9.4(a), then Trimeris shall pay Roche a royalty upon sales of Product reasonably related to such assigned filings, approvals or data. The amount of such royalty shall be determined by mutual agreement of the parties after good faith negotiation; provided, however, that if the parties are unable to reach mutual agreement thereon, the matter shall be submitted to arbitration generally in accordance with the procedures set forth in Article 11 of this Agreement, and the arbitrator shall base his/her decision on the following factors: (i) the value of the assigned filings, approvals and/or data as related to the commercialization of Product; (ii) the relative contributions of the parties to the development of Product.

      (b) By either party for cause. Termination of this Agreement by either party under Section 9.3 shall (i) not relieve either party of the performance of any obligations incurred or payments due prior to the date of breach, and (ii) be without prejudice to any remedy that any party may have in addition to those rights as provided under this Agreement.

      (c) By Roche for Cause. In the event of termination of the Agreement by Roche under Section 9.3, the rights and licenses granted by Trimeris to Roche under this Agreement shall, at Roche's option, remain in effect. If Roche chooses for such rights and licenses to remain in effect, Roche's payment obligations under Article 6 shall continue; provided, however, that the amounts of such payments shall be decreased to reflect the following factors: the nature of Trimeris' breach, the damage to Roche caused thereby, and the relative contributions of the parties to the development of Product. Such amounts shall be determined by the mutual agreement of the parties after good faith negotiations; provided, however, that if the parties are unable to reach mutual agreement thereon, the matter shall be submitted to arbitration generally in accordance with the procedures set forth in Article 11 of this Agreement, and the arbitrator shall base his/her decision on the above factors.

      (d) By Trimeris For Cause. In the event of termination of this Agreement by Trimeris under Section 9.3, (i) all licenses granted by Trimeris to Roche shall terminate, (ii) at the request of Trimeris, Roche shall assign to Trimeris all regulatory filings, regulatory approvals and clinical data owned and controlled by Roche relating to Products, or, if such assignment is not legally permissible, grant Trimeris the right to access, use and cross reference such filings, approval and data, and (iii) Roche shall assign to Trimeris all rights in the trademarks referred to in Section 5.3.

      In the event that Trimeris requests the assignment of any regulatory filings, regulatory approvals or clinical data pursuant to subsection 9.4(d), then Trimeris shall pay Roche a royalty upon sales of Product reasonably related to such assigned filings, approvals or data. The amount of such royalty shall be determined by mutual agreement of the parties after good faith negotiation; provided, however, that if the parties are unable to reach mutual agreement thereon, the matter shall be submitted to arbitration generally in accordance with the procedures set forth in Article 11 of this Agreement, and the arbitrator shall base his/her decision on the following factors: (i) the value of the assigned filings, approvals and/or data as related to the commercialization of Product; (ii) the relative contributions of the parties to the development of Product; and (iii) the nature of Roche's breach and the damages caused to Trimeris thereby.

9.5 Survival. Notwithstanding any termination of this Agreement, the obligations of the parties with respect to audit under Sections 3.5 and 6.11 and Information under Article 7, as well as any other provisions which by their nature are intended to survive any such termination, shall survive and continue to be enforceable.

10.  WARRANTIES AND INDEMNITIES
     --------------------------

      10.1  Trimeris Warranties.
            --------------------

      (a) Trimeris warrants and represents that, as of the date Trimeris signs this Agreement and to the best of its knowledge, it has the entire right, title and interest to make, have made, use, offer for sale, sell and import Compound and/or Product; that it has no knowledge of the existence of any patent or patent application other than those mentioned in Appendix E owned or controlled by anyone other than Trimeris which could be asserted to claim the Compounds and/or Products and/or could be asserted to prevent Trimeris or Roche from importing, making, having made, using, offering to sell, or selling Compound and/or Product. Notwithstanding any other provisions of this Agreement, including those provisions regarding Development Costs and Allowable Expenses, any costs incurred in connection with the resolution of any claim or assertion of patent rights reflected in Appendix E shall be borne solely by Trimeris.

      (b) Trimeris warrants and represents that it has identified on Appendix C all of the patents or patent applications that, as of the date Trimeris signs this Agreement, it owns or licenses which, in its reasonable opinion, would preclude Roche from making, having made, using, offering for sale, selling or importing Product for any use.

      (c) Trimeris warrants and represents that it is not aware that anyone has or has asserted any claim to a finder's fee or any other agent's fee or commission in connection with this transaction other than the persons identified in Appendix F. Notwithstanding any other provisions of this Agreement, including those provisions regarding Development Costs and Allowable Expenses, any costs incurred in connection with the resolution of any claim or assertion of any claim reflected in Appendix F shall be borne solely by Trimeris.

      (d) Trimeris warrants and represents that the only third party payments or royalty obligations existing as of the effective date which might result in either Development Costs or Allowable Expenses hereunder is the royalty obligation to New York Blood Center resulting from a license agreement with Trimeris effective September 9, 1997.

10.2 Warranties of Both parties. Each party warrants that, as of the date Trimeris signs this Agreement, it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder. Each party warrants and represents to the other that, as of the date it signs this Agreement to the best of its knowledge, it or its Affiliates has disclosed all information in possession or control of it or its Affiliates which, in the opinion of it or its Affiliates, would be material to the other party entering into this Agreement, and such information does not contain any untrue statement of material fact or omit to state a material fact.

10.3 DISCLAIMER. THE FOREGOING REPRESENTATIONS AND
     ----------

WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH HEREIN. TRIMERIS AND ROCHE DISCLAIM ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF THEIR RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, WHETHER THE PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE PRODUCTS. IN NO EVENT SHALL EITHER TRIMERIS OR ROCHE BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

10.4 Indemnification by Roche. Roche agrees to defend, indemnify and hold Trimeris and its directors, officers, employees and agents (the "Trimeris Indemnified parties") harmless from and against any losses, costs, and damages, including reasonable costs and expenses arising out of the development, manufacture, use, sale or other disposition of any Product by Roche, its Affiliates, its sublicensees, its distributors, or representatives, except to the extent that such losses, costs and damages are due to the negligence or wrongful acts or failures to act of Trimeris. In the event of any such claim against the Trimeris Indemnified parties by a third party, Trimeris shall promptly notify Roche in writing of the claim and Roche shall undertake and shall solely manage and control, at its sole expense, the defense of the claim and its settlement. The Trimeris Indemnified parties shall cooperate with Roche and may, at their option and expense, be represented in any such action or proceeding. Roche shall not be liable for any litigation costs or expenses incurred by the Trimeris Indemnified parties without Roche's written authorization. Roche shall not settle any such claim against Trimeris unless such settlement fully and unconditionally releases Trimeris from all liability relating thereto, unless Trimeris otherwise agrees in writing.

10.5 Indemnification by Trimeris. Trimeris agrees to defend, indemnify and hold Roche and its directors, officers, employees and agents (the "Roche Indemnified parties") harmless from and against any losses, costs, and damages, including reasonable costs and expenses arising out of the development, manufacture, use, sale or other disposition of any Product by Trimeris, its Affiliates, licensees (other than Roche), distributors, or representatives (if applicable), except to the extent that such losses, costs and damages are due to the negligence or wrongful acts or failures to act of Roche. In the event of any such claim against the Roche Indemnified parties by a third party, Roche shall promptly notify Trimeris in writing of the claim and Trimeris shall undertake and shall solely manage and control, at its sole expense, the defense of the claim and its settlement. The Roche Indemnified parties shall cooperate with Trimeris and may, at their option and expense, be represented in any such action or proceeding. Trimeris shall not be liable for any litigation costs or expenses incurred by the Roche Indemnified parties without Trimeris's written authorization. Trimeris shall not settle any such claim against Roche unless such settlement fully and unconditionally releases Roche from all liability relating thereto, unless Roche otherwise agrees in writing.

ARTICLE 11.  DISPUTE RESOLUTION
             ------------------

11.1  Procedure
      ---------

      (a) Internal Escalation. Unless otherwise explicitly set forth in this Agreement, in the event that the parties are unable to resolve any dispute, controversy or claim arising out of, or in relation to this Agreement, or the breach, termination or invalidity thereof (collectively "Issue"), the parties shall first refer such Issue to the Head of the Pharma Division of Roche and to the Chief Executive Officer of Trimeris. In the event that such Issue cannot be resolved by these individuals after a good faith discussion to resolve the issue, then either party may initiate arbitration in accordance with this subsection under the guidelines of AAA in New York City, New York, under the commercial rules then in effect for AAA, except as provided for herein.

      (b) Procedure. A party shall notify the other in writing should it intend to initiate arbitration. The parties shall select, by mutual agreement, one arbitrator within a time period of thirty (30) days after receipt of such notice. Should no arbitrator be chosen within the above period, the AAA shall appoint the arbitrator within thirty (30) days after the end of such period. Within thirty (30) days after selection of such arbitrator, each party shall submit to the arbitrator a proposed resolution of the Issue and the reasons for proposing the resolution. Should either party desire, a joint meeting before the arbitrator shall be held within thirty (30) days after the end of the above resolution submission period.

      Within thirty (30) days after the later of (i) the end of the resolution submission period or (ii) holding of the joint meeting, the arbitrator shall decide the matter by selecting only one of such resolutions, and shall have no authority to modify its proposed terms.

      (c) Unless otherwise agreed to by the parties, the arbitrator shall make such decision based on the following factors in descending order of importance:
(a) consistency with the provisions of this Agreement; (b) consistency with the intent of the parties as reflected in this Agreement; and (c) customary and reasonable provisions included in comparable agreements. The decision of the arbitrator will be binding upon the parties without the right of appeal, and judgment upon the decision rendered by the arbitrator may be entered in any court having jurisdiction thereof.

11.2 Cost. The parties shall share equally the reasonable documented cost of such arbitration proceeding, but not the individual cost of the parties in participating in such proceeding.

12.  MISCELLANEOUS
     -------------

12.1 Disclosure of Agreement and Press Releases and Technical Information. Neither party will disclose the existence, terms or conditions of this Agreement to any third party or issue any press release relating to the existence, terms and conditions of this Agreement for any purpose without the prior written consent of the other party, except as required by law (including without limitation any regulatory agency or commission of competent jurisdiction).

12.2 Force Majeure. If either party shall be delayed, interrupted or prevented with respect to the performance of any obligation hereunder by reason of an act of God, fire, flood, war (declared or undeclared), public disaster, strike or labor dispute, governmental enactment, rule or regulation, or any similar cause beyond such party's control, such party shall not be liable to the other therefor; and the time for performance of such obligation shall be extended for a period equal to the duration of the contingency which occasioned the delay, interruption or prevention.

      Within fifteen (15) days after the beginning of the force majeure, the party invoking its force majeure rights must notify the other party of this fact in accordance with Section 12.5. The other party must also be notified of the termination of the force majeure within fifteen (15) days after such termination. If the force majeure renders either of the required notifications impossible, notification must be given as soon as possible.

12.3 Bankruptcy. In the event that Trimeris shall become insolvent, shall make an assignment to the benefit of creditors, or shall have a petition in bankruptcy filed for or against it (which, in the case of an involuntary petition, is not dismissed or stayed within sixty (60) days after such petition is filed), all rights and licenses granted under or pursuant to this Agreement by Trimeris to Roche are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(60) of the Bankruptcy Code. The parties agree that Roche, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

12.4 Waiver. The waiver by a party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such party.

12.5 Notices. Any notice or communication (including invoices) required to be given hereunder shall be in writing and shall be considered properly given when
(a) personally delivered or sent by telefax (other than for invoices) or overnight mail with a confirmation copy, (b) three (3) business days after being sent by certified or registered mail to the respective address of a party, or
(c) the next business day after being sent by overnight mail or overnight courier as follows:

      If to Roche:            F. Hoffmann-La Roche Ltd
                              Grenzacherstrasse 124
                              CH-4070 Basel Switzerland
                              Att.: Corporate Law
              and
                              Hoffmann-La Roche Inc.
                              430 Kingsland Street
                              Nutley, New Jersey 70110, USA
                              Attn.:  Corporate Secretary

      or any other address that Roche may advise in writing;

      If to Trimeris:         Trimeris, Inc.
                              4727 University Drive
                              Durham, North Carolina 27707, USA
                              Attn.:

      or any other address that Trimeris may advise in writing.

12.6 No Agency. Nothing herein shall be deemed to constitute either party as the agent or representative of the other party. Each party shall be an independent contractor, not an employee or partner of the other party. Each party shall be responsible for the conduct of activities at its own facilities and for any liabilities resulting therefrom. Neither party shall be responsible for the acts or omissions of the other party, and neither party will have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

12.7 Entire Agreement. This Agreement (including its Appendices) constitutes the entire agreement between the parties with respect to the subject matter and supersedes all previous agreements , whether oral or written. This Agreement can only be changed or modified by written agreement of the parties.

12.8 Captions. The captions herein are for convenience only and shall not be interpreted as having any substantive meaning.

12.9 Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

12.10 Assignment. This Agreement shall be binding upon and shall inure to the benefit of successors of the parties hereto and to the assigns of all good will and entire business and assets of a party hereto, but shall otherwise not be assignable without prior written consent of the other party. Notwithstanding the above, without notice to Trimeris, Roche may at any time and for any reason assign all or certain rights and obligations to its Affiliates who agree to be bound by the terms and obligations of this Agreement. Such assignment shall be considered as effective on the date specified by Roche in its notice, even if retroactive.

12.11 Law . This Agreement will be interpreted in accordance with the laws of the state of New York.

12.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, Trimeris and Roche have caused this Agreement to be duly executed by their authorized representatives on the dates written below.

TRIMERIS                                  HOFFMANN-LA ROCHE INC.

By:  /s/ Dani P. Bolognesi                By: /s/        Dennis E. Burns


Title:  CEO                               Title:      Vice President

Date:       7/9/99                        Date:       7/9/99

F. HOFFMANN-LA ROCHE LTD

By:   /s/ Werner Henrich
      ------------------

Title:      Director
            --------

Date:        7/9/99
             ------
85675

                                   APPENDICES
                                   ----------
+ Appendix A            Financial Appendix and Definitions
+ Appendix B            Profit or Loss Calculation Schedule
+ Appendix C            Trimeris Patents
  Appendix D            North American Marketing and Promotion
+ Appendix E            Assertions of third Party Patent Claims
+ Appendix F      Assertions of Third Party Finder's Fee or Related Claims



+ Appendices A, B, C, E and F have been omitted because such appendices do not contain information material to an investment decision. Trimeris agrees to furnish supplementally a copy of any omitted Appendix to the Commission upon request.

* Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Commission. The omitted portions, marked by "*", have been separately filed with the Commission.

                                   Appendix D

                   North American Marketing and Promotion
                   --------------------------------------

1. North American Joint Marketing Committee. A North American Joint Marketing Committee ("NAJMC") comprised of representatives from Roche and Trimeris will be formed within sixty (60) days of the Effective Date to oversee and discuss promotional, pre-marketing, marketing and sales activities for Products in the U.S.A. and Canada. The NAJMC will establish mechanisms for achieving an effective collaboration between Roche and Trimeris on marketing programs and optimization of Product sales to include professional educational activities, public relations and communications with government and community support groups. As a participant in the NAJMC, Trimeris shall have the right to comment upon and make recommendations to Roche regarding such activities, which recommendations Roche shall evaluate and consider, consistent with its own sound business judgment and prudent business practices.

2. NAJMC Composition and Governance. The NAJMC shall consist of an equal number of representatives of Roche and Trimeris, for a total of four members. The size of the NAJMC may be changed by agreement of the parties. The NAJMC shall be chaired by a senior representative from Roche U.S., who shall be responsible for the appropriate preparation of minutes and/or recommendations resulting from the NAJMC's meetings. *

3.    NAJMC Meetings and Responsibilities.
      ------------------------------------

      a. Meetings. The NAJMC shall meet at least once per year to discuss and adopt an annual business plan for the product in the succeeding calendar year. The site for such meetings shall alternate between the U.S.A. business offices of Roche and Trimeris. The first meeting of the NAJMC shall be held within six (6) months of the Effective Date and shall have as its primary agenda item the adoption of a plan and budget, as described below, for pre-marketing activities and launch of the first Product to be commercialized under the Agreement. A similar initial meeting of the NAJMC shall be scheduled for each Product developed under the Agreement within at least six
            (6) months following the initiation of Phase II studies. The NAJMC shall also plan for and facilitate such other additional meetings of NAJMC members or other appropriate marketing and sales personnel of the parties reasonably required update each other regarding the marketing and promotional activities conducted in accordance with the annual plans. The site, frequency and duration of meetings shall be subject to modification as agreed by the NAJMC members. Each party shall pay all of its respective expenses for such meetings, which shall be Allowable Expenses.

      General Responsibilities. The NAJMC shall discuss and adopt annual business plans, including the marketing budget, for each approved Product. In the initial business plan for the commercialization of a Product, the NAJMC shall adopt a budget for the pre-marketing activities and launch of the Product. The budget amount for these activities and their overall design and strategic plan shall be adopted by consensus of the Committee members. It shall be Roche's responsibility to circulate a draft proposed plan and budget in advance of the meeting. In the event the NAJMC is unable to reach a consensus as to any such initial business plan and budget for a Product, the issue shall be submitted for consideration to the CEO's of Trimeris and Roche USA. In the event there is still no resolution of the issue, the procedure for resolving lack of consensus set forth in Section 3.3 (b) shall then be followed. Following the launch of a Product the NAJMC shall also adopt subsequent annual business plans and budgets for the Product. *

      The content of the business plans shall focus on the following areas:

          o Determining a product strategy for the U.S.A. and Canada including the design of a core message and promotion platform for each approved Product.

          o Determining and coordinating policy and communications with regard to community relations and communications with the medical community.

          o Selecting and determining the meetings and responsibilities of advisory boards with respect to Products.

          o Determining and coordinating public affairs and communication activities regarding the Products.

          o Determining and coordinating the parties' participation and presence at conferences, seminars and symposia concerning the Products.

          o Coordination of post approval regulatory efforts including the selection and design of Phase IV studies.

          o Selecting and determining the meetings and responsibilities of advisory boards with respect to Products.

b. Medical Inquiries. (I) Prior to transfer of the Product IND from Trimeris to

      Roche, Trimeris will be responsible for all inquiries for medical information regarding the Product. (ii) After transfer of the Product IND from Trimeris to Roche, Roche will be responsible for all inquiries for medical information regarding the Product. -- (iii) The NAJMC will determine how the parties will communicate information between each other regarding inquiries for medical information regarding the Product.

c. Serious Adverse Events ("SAEs").(i) Prior to transfer of the Product IND from Trimeris to Roche, Trimeris will be responsible for processsing all SAEs and product complaints regarding the Product. Roche will communicate all SAEs related to Products to Trimeris within 24 hours of receipt of such information.
      (ii) After transfer of the Product IND from Trimeris to Roche, Roche will be responsible for processsing all SAEs and product complaints regarding the Product. Trimeris will communicate all SAEs related to Products to Roche within 24 hours of receipt of such information.

d. Trade Inquiries. Roche has responsibility for managing relationships with the trade. The NAJMC shall coordinate and develop procedures for providing information from Trimeris on orders or other trade inquires to Roche for action.

4.    *

5. Product Presentation. Roche will acknowledge on promotional material and at promotional events that the Product is licensed from Trimeris and is being jointly developed. Products will be presented to the medical community as being jointly developed by Roche and Trimeris. Roche will use reasonable efforts consistent with prudent business practice to include Trimeris' name and logo on appropriate advertising and promotional materials with the Roche and Trimeris names in equivalent sized font. All such activities shall be consistent with all laws and governmental regulations. If only one name is allowed to be on any specific item of packaging or promotional material pursuant to law or regulation, then Roche may use its name alone on such item.

      *